Exhibit 5.1

[Northern Oil and Gas, Inc. Letterhead]

June 22, 2018

Northern Oil and Gas, Inc.

601 Carlson Pkwy – Suite 990

Minnetonka, Minnesota 55305

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and in that capacity have acted as counsel for the Company in connection with the registration for resale from time to time, on a continuous or delayed basis, of up to 24,461,886 shares of common stock, par value $0.001 per share (the “Common Shares”), previously issued by the Company to the selling stockholders identified in the Form S-3 (the “Registration Statement”) filed by the Company to effect the registration of the Common Shares under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit.

In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, I am of the opinion that the Common Shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction on the opinions I express herein.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Erik J. Romslo